EXHIBIT 99.1


                               [GRAPHIC OMITTED]

                              FOR IMMEDIATE RELEASE


NEPTUNE SOCIETY ANNOUNCES LETTER OF INTENT TO SELL ITS OPERATIONS

Sherman Oaks, CA, August 26, 2003 - The Neptune Society, Inc. (OTCBB: NPTI)(the "Neptune Society"), one of the country's largest publicly traded cremation specialists, is pleased to announce today that it has entered into a letter of intent with The Apogee Companies, Inc., a private company controlled by Roy P. Disney ("Apogee"), to sell substantially all of the operating assets of Neptune Society's cremation service business which is currently operated under the names "The Neptune Society," "The Trident Society" and other trade names of Neptune Society and its subsidiaries. The board of directors of Neptune Society has approved the terms of the Letter of Intent.

Under the terms of the Letter of Intent, Apogee will form a new entity (the "Apogee Affiliate") which will purchase substantially all of the operating assets (including accounts receivables) of Neptune Society and its subsidiaries for the following consideration:

     o    $8,500,000 in cash;

     o a debenture in the principal amount of $3,000,000 bearing interest at the rate of 6% per annum, payable three years after the closing date of the acquisition;

     o the assumption of certain liabilities and obligations of Neptune Society, including existing loans in the amount of approximately $7,400,000 and certain other specified liabilities and contract rights; and

     o the transfer of all shares of common stock and rights to acquire common stock of Neptune Society held by Apogee and other investors in Apogee Affiliate.

Neptune Society will retain certain assets, including its cash and cash equivalents and a refund of sales taxes paid to the State of California in the amount of approximately $750,000. The cash portion of the purchase price will be adjusted to the extent that trade payables and accrued liabilities assumed by the Apogee Affiliate exceed a normalized level of trade payables and accrued liabilities and to the extent that the collectable portion of accounts receivable are less than a normalized level of accounts receivable, in both cases under terms to be negotiated and set forth in the definitive asset purchase agreement.


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The Apogee  Affiliate  has agreed to assume,  and Neptune  Society has agreed to assign, the existing employment or consulting agreements of certain of Neptune Society's Key Executives, subject to their respective consents.

Apogee's obligation to complete the acquisition is subject to satisfaction, or waiver by Apogee, of a number of conditions, including among other things, the completion of due diligence by Apogee to its absolute satisfaction, approval of the transaction by Neptune Society's board of directors and shareholders and the execution and delivery of a definitive asset purchase agreement.

There is no assurance that the conditions to the proposed transaction with Apogee will be met, or, if met, that the transaction will be consummated as planned.

The letter of intent (with the exception of the confidentiality provisions) will expire 30 days after the parties begin the negotiation and preparation of the definitive asset purchase agreement. The definitive asset purchase agreement may be terminated by written notice of either party six months after its execution and delivery if the transaction has not closed. Until the letter of intent has expired or the definitive asset purchase agreement has been terminated, the Neptune Society will operate its business consistent with ordinary course consistent with past practice and will not negotiate or enter into any agreement to sell its assets or capital stock.

Neptune intends to file a copy of the Letter of Intent on Form 8-K with the Securities and Exchange Commission. Information contained in this press release should be read in conjunction with the Letter of Intent.

Matthew Hoogendoorn, Chief Financial Officer


                            THE NEPTUNE SOCIETY, INC.
                        4312 Woodman Avenue, Third Floor
                         Sherman Oaks, California 91423
                            Telephone: (818) 953-9995


This press release may contain forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that the forward- looking statements are inherently uncertain, including statements related to the proposed acquisition of substantially all of Neptune Society's assets by Apogee, the satisfaction of conditions related to the proposed acquisition, the amount of consideration anticipated to be received by Neptune Society in connection with the acquisition, the estimated amount of cash and cash equivalents of Neptune Society at closing; the estimated sales tax refund due to Neptune Society from the State of California; the future prospects of Neptune Society upon completion of the acquisition; the timing of the execution and delivery of the definitive purchase agreement; and other statements that are not statements of historical fact or that are based on management's estimates, assumptions, projections or beliefs. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause Neptune Society's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. Forward-looking statements are based on the beliefs, opinions and expectations of Neptune Society's management at the time they are made, and Neptune Society does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Readers are cautioned not to place undue reliance on forward-looking statements.


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